FAM VARIABLE SERIES FUNDS, INC.

FAM UTILITIES & TELECOMMUNICATIONS V.I. FUND

SERIES #13

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
3/20/2006	Infrasource	8,000	13,000,000	Lehman Brothers Merill Lynch & Co. Credit Suisse First Albany Capital